CONSENT OF JOHNSON, MILLER & CO.


     We have issued our reports dated May 28, 1998, accompanying the financial statements of KLUR, KQXC, KYYI Radio incorporated by reference in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Expert."


/s/  Johnson, Miller & Co.

Johnson, Miller & Co.
Odessa, Texas
July 10, 1998